Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated August 14, 2020, with respect to the consolidated statements of financial position of CELSEPAR – Centrais Elétricas de Sergipe Participações S.A. as of December 31, 2019 and 2018, and the related consolidated statements of income and comprehensive income, changes in equity and cash flows for each of the years in the two-year period ended December 31, 2019, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Auditores Independentes

Salvador, Bahia – Brazil
August 31, 2020